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                                                                      Exhibit 99

                              CAUTIONARY STATEMENT

Carleton Corporation (the "Company" or "we"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time, may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995 (the "Act"). This Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of the Act and is intended to be a readily available written document that contains factors which could cause results to differ materially from those projected in such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those which might be projected, forecast, estimated or budgeted by the Company in such forward-looking statement or statements:

SIGNIFICANT OPERATING LOSSES

          WE HAVE RECENTLY EXPERIENCED SIGNIFICANT OPERATING LOSSES. We acquired Carleton Corporation, a provider of advanced data warehousing solutions, in October 1997, and began refocusing our business. We have experienced substantial operating losses since that time. During the quarter and nine months ended December 27, 1998, we had losses of $1,304,000 and $4,936,000, respectively. During these periods, our revenues were $1,401,000 and $3,730,000, respectively. We expect to continue to incur net operating losses at least through the end of the fiscal year ending March 28, 1999. In order to achieve profitability, we must significantly increase our product sales. We cannot assure you that we will be able to increase revenues or achieve profitability.

MARKET ACCEPTANCE OF PRODUCTS

          WE NEED TO ACHIEVE GREATER MARKET AWARENESS AND ACCEPTANCE FOR OUR PRODUCTS. Our products are relatively new and not widely known. We must improve product functionality and features, build sales momentum, broaden business partner alliances and continue to increase marketing promotion. Although we have made progress in these areas, our products have not been widely accepted in the marketplace. We cannot assure you that our products will achieve widespread market acceptance.
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          WE DEPEND ON A LIMITED NUMBER OF PRODUCTS FOR MOST OF OUR REVENUES.
Because we depend on a limited number of products, our revenues may decrease if:

          o Our products are incompatible with our customers' hardware systems or software applications.
          o  Our products become obsolete.
          o  Our products receive negative publicity or evaluations.
          o We are unable to keep up with our competitors in the development and marketing of improved versions of our products.

WORKING CAPITAL

          OUR WORKING CAPITAL HAS BEEN DECLINING SIGNIFICANTLY. As a result of operating losses, our working capital declined from $8,239,000 on March 29, 1998 to $3,642,000 on December 27, 1998. We believe that our current cash position will be adequate to fund our anticipated future operating losses, working capital needs and required capital expenditures through the fiscal year ending March 28, 1999. If we do not achieve profitability and generate positive cash flow during the following fiscal year, we will not have adequate working capital to fund our operations.

INTENSE COMPETITION IN THE SOFTWARE INDUSTRY

          WE FACE SUBSTANTIAL COMPETITION. Competition in the software industry is intense, rapidly changing and affected by a continual stream of new product offerings. A number of other companies offer products similar to ours, and additional new competitors may emerge in the near future. Many of our existing competitors have substantially greater capital resources, technical expertise, marketing experience, research and development staffs, established customers and facilities than we do. As a result, there is a risk that our competitors will successfully develop similar technologies and products that will be more appealing to our customers than our existing or future products.

          COMPETITION COULD AFFECT OUR PRICES AND MARKET SHARE. We expect competition in our industry to increase as new companies emerge and as customers try to meet their needs using internal resources. As a result, we may need to decrease our prices, and our market share may not increase or may even decline. These factors could adversely affect our financial performance.

          CONSOLIDATION IN THE INDUSTRY MAY AFFECT OUR BUSINESS. Our principal markets are highly fragmented and consist of a few large multinational competitors and many small, regional competitors. We expect that the software industry will experience additional consolidation as management information systems become more complex and sophisticated. These developments may force smaller companies either to specialize or merge with their competitors. As a result, we believe that we must become a larger company to compete successfully in this market. We cannot assure you that we will be able to grow and compete effectively.
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RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

          WE MUST CONTINUE TO DEVELOP NEW PRODUCTS. In our industry, technology advances rapidly and industry standards change frequently. To remain competitive and achieve profitability, we must:

          o Continually enhance our current products to prevent them from becoming obsolete and unmarketable.
          o Develop and introduce new products to meet the changing demands of our customers.
          o Anticipate technological trends and develop products to respond to these trends.

In addition, our future performance will suffer if we experience delays that prevent us from developing and marketing our products, particularly if such delays prevent us from recovering the development expenses that we incur.

DEPENDENCE ON KEY CUSTOMERS

          WE RELY ON A SMALL GROUP OF KEY CUSTOMERS. Since we began refocusing our business in October 1997, we have sold our products to a relatively small number of customers. During the nine months ended December 27, 1998, each of several customers accounted for more than 10% of our total revenues. Reductions in orders from these or future key customers would adversely affect our business. In addition, the timing of orders from major customers could cause substantial fluctuations in our future results.

SOFTWARE ERRORS

          PROBLEMS WITH OUR SOFTWARE PROGRAMS MAY AFFECT OUR SALES. Our products contain complex software programs. We cannot be sure that the tests that we run on our products will reveal all errors or "bugs" that these programs may contain. Any failure to detect "bugs" in current or future versions of these programs before we release them to customers would decrease our sales and adversely affect our future business prospects. We may also encounter unanticipated technical problems relating to the development and servicing of our products. Some of these problems may be beyond our financial and technical capacity to solve. The failure to adequately address any such problems could have a material adverse effect on our business and prospects.

PRODUCT LIABILITY

          WE COULD BE SUBJECT TO PRODUCT LIABILITY LAWSUITS. We may be found liable if someone claims that our products are defective, provided poor service or damaged a customer. So far we have not had any product liability claims brought against us, but we cannot guarantee that we will be protected from claims in the future or that the limitations on liability that we include in our contracts or insurance policies will protect us. Our business could be adversely affected if someone brings a product liability claim against us.
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DEPENDENCE ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

          WE RELY ON OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS TO PROTECT OUR PRODUCTS. It is important in our industry that intellectual property, including new products, technologies and processes, be protected. We protect the ownership rights in our proprietary software through a combination of U.S. and foreign copyright, trademark and trade secret laws, as well as employee non-disclosure and third party confidentiality agreements. Our success will depend, in part, on whether we can obtain, use and enforce these protections and whether we can keep our trade secrets confidential.

          OTHERS MAY INFRINGE ON OUR INTELLECTUAL PROPERTY RIGHTS. We cannot assure you that our efforts to protect our intellectual property in the future will be successful. For example, third parties may try to copy or reverse-engineer our products. Similarly, our customers may take inadequate precautions to protect our source code and other proprietary information. In addition, many foreign countries' laws may not protect us from improper use of our proprietary technology overseas. We may not have adequate remedies if our intellectual property rights are breached or our trade secrets are disclosed.

          FUTURE MARKET CONDITIONS COULD RESULT IN HIGHER INTELLECTUAL PROPERTY PROTECTION COSTS. As the number of competing products in the market increases and many products begin to perform the same tasks, the following could occur:

          o The number of lawsuits alleging violations of proprietary rights could increase.
          o We could incur high costs to defend against claims alleging that we have infringed someone's intellectual property rights.
          o We may be required to sign royalty, licensing or other agreements to use other products.
          o We may be prevented from or delayed in developing, manufacturing or marketing one or more of our products.

YEAR 2000

          THE YEAR 2000 PROBLEM MAY AFFECT OUR INFORMATION TECHNOLOGY SYSTEMS AND OPERATIONS. Many currently installed computer systems and software are coded to accept only two-digit entries in the date code fields. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This problem could result in system failures or miscalculations causing disruptions of business operations (including, among other things, a temporary inability to process transactions, send invoices or engage in other similar business activities). The various software packages that we use for internal processing and to support our operations are obtained from outside vendors. These software packages are Year 2000 compliant or are expected to be Year 2000 compliant in the near future and made available to us under maintenance contracts. We are also assessing Year 2000 compliance issues with companies with which we have third party outsourcing relationships, such as banks, insurance companies, payroll processors and telecommunications providers. If Year 2000 compliance is not achieved with respect to our internal systems or by our vendors, our operations could be adversely affected.
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          OUR CURRENT PRODUCTS MAY HAVE UNFORESEEN YEAR 2000 COMPLIANCE ISSUES.
We have, and continue to, take significant actions to ensure compliance with customers' use of the Carleton family of data integration tools. We have developed a comprehensive suite of Year 2000 tests and have performed those tests against our products. The testing of Enterprise/Integrator 4.0, Passport
5.1 for the Mainframe, Passport 5.7 and Pure Dimension has been completed. The products meet Carleton's Year 2000 compliance requirements except for minor issues on Passport 5.1 release CAL215 (for which a patch is available) and Passport 5.7.00. We believe that Passport 5.1 release CAL216 and Passport 5.7.02 should fix all identified Year 2000 compliance issues, and that these releases should be available in February 1999. Although we believe our testing has been extensive and rigorous, unforeseen compliance issues could arise. We would certainly address any such issues but no assurances can be given that all issues could be resolved or be resolved at a reasonable cost. Any unresolved Year 2000 issues could adversely affect the business.

          BUSINESS DISRUPTIONS RESULTING FROM THE YEAR 2000 PROBLEM COULD OCCUR. Based on our assessments and current knowledge, we do not believe that, as a result of the Year 2000 problem, we will experience any material disruptions in our internal processes, information processing or services from outside relationships. However, if certain critical third-party providers, such as providers of electricity, water or telephone service, experience difficulties resulting in disruption of service to us, we could experience a shutdown of our facilities. We plan to develop a contingency plan to provide for continued operations if such a disruption of service occurs. Assuming no major disruption in service from critical third-party providers, we believe that we will be able to manage our total Year 2000 transition without any material effect on our business or results of operations.

INTEGRATION OF OPERATIONS FOLLOWING MERGER

          OUR MERGER WITH CARLETON CORPORATION MAY AFFECT OUR OPERATIONS. We must continue to build on our efforts to integrate Carleton Corporation, which we acquired in October 1997. The process of integrating management services, administrative organizations, facilities and management information systems, while managing a geographically expanded company, will continue to present challenges to our management. We cannot assure you that the integration process will ultimately be successful or that the anticipated benefits of the acquisition will be fully realized. The dedication of management resources to the integration process may detract attention from our day-to-day business operations.

DEPENDENCE ON KEY PERSONNEL

          WE RELY ON A LIMITED NUMBER OF KEY MANAGEMENT PERSONNEL. Our success is highly dependent on the efforts and abilities of our senior management. If Robert D. Gordon, our Chairman of the Board, President and Chief Executive Officer, or any of our other executive officers or key employees leaves us, our business could be adversely affected. In addition, we must continue to hire and retain skilled personnel in order to compete effectively. We compete against larger and better-financed companies in recruitment. As a result of this competition, it is possible that we will be unable to successfully attract and retain skilled personnel in the future.
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DEPENDENCE ON THIRD-PARTY SUPPLIERS

          WE DEPEND ON PRODUCTS SUPPLIED BY OTHER COMPANIES. We use software products provided by other companies. We cannot assure you that these companies will continue to sell and support the software that we need to design and manufacture our products. If any of these suppliers ceases to do business with us or if these software lines become unavailable to us in the future, we may need to seek other suppliers or change our products. We may experience production delays or decreased sales volumes as a result of these factors.

ADDITIONAL BUSINESS RISKS

          SEVERAL OTHER FACTORS COULD ADVERSELY AFFECT OUR BUSINESS. Other additional business risks include the following:

          o    Longer sales cycle.
          o Higher administrative and service costs due to increased expenses in the areas of advertising, marketing, administration or management information systems.
          o    Our inability to carry out our marketing and sales plans.
          o    Changes in investment income due to changes in interest rates.

POTENTIAL NASDAQ DELISTING

          WE COULD BE DELISTED. If we no longer meet the requirements to continue listing on the Nasdaq National Market, our market value and liquidity of the public float for our Common Stock may decrease. To remain listed on the Nasdaq National Market, we must satisfy a number of requirements, including the following:

          o    Our net tangible assets must be greater than $4,000,000.
          o We must have a public float of at least 750,000 shares with a minimum market value of $200,000.
          o    We are required to have at least two market makers in our stock.
          o    We must have at least 400 holders of our stock.
          o    We must have a minimum bid price of $1.00 per share.

To continue meeting these requirements, we effected a one-for-five reverse stock split of our Common Stock on September 15, 1998. There can be no assurance that the Company will be able to continue to comply with the Nasdaq National Market's listing requirements. If not, our Common Stock in the future may be ineligible to trade on the Nasdaq National Market and may only be traded on a less liquid over-the-counter market. As a result, investors in our Common Stock would be less able to sell stock holdings or receive accurate stock price quotations. Consequently, the market value of our Common Stock could decrease.

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POSSIBLE VOLATILITY OF STOCK PRICE

          LIKE OTHER TECHNOLOGY COMPANIES, OUR STOCK PRICE MAY BE VOLATILE. We may experience volatility in our stock price due to the following and other factors:

          o    Announcements of new product developments.
          o    Events or disputes relating to intellectual property rights.
          o    Fluctuations in financial performance from period to period.

These and other factors may adversely affect the market price of our Common
Stock.